Exhibit 10.9
CATALYST PAPER CORPORATION
AMENDED AND RESTATED STOCK OPTION PLAN
1.	NAME AND PURPOSE OF PLAN
1.1.	This stock option plan shall be known as the Catalyst Paper Stock Option Plan.
1.2.
The purpose of the Plan is to align the financial interests of management with those of the shareholders and to encourage a focus on strategies and results that enhance shareholder value in the longer term.

2.	INTERPRETATION

In this Plan, unless the context otherwise requires:

2.1.	“Board of Directors” or “Board” means the Board of Directors of the Corporation.
2.2.	“Committee” means the Governance and Human Resources Committee of the Board of Directors or another committee appointed by the Board of Directors as contemplated in subsection 4.2.
2.3.
“Corporation” means Catalyst Paper Corporation and any successor or continuing company resulting from the amalgamation of the Corporation and any other company or resulting from any other form of corporate reorganization.

2.4.	“Director” means a director of the Corporation.
2.5.
“Employee” means an individual who is an officer or a bona fide full-time salaried employee of the Corporation or any of its Subsidiaries or of any combination or partnership of such corporations or companies.

2.6.
“Market Price” means the price per Share equal to the weighted average price per Share for all sales of the Shares on The Toronto Stock Exchange during the five consecutive trading days preceding the date on which a determination of Market Price is required under the Plan provided however that for Optionees who are subject to United States federal taxation Market Price means the greater of:

(i)
the price per Share equal to the weighted average price per Share for all sales of the Shares on The Toronto Stock Exchange during the five consecutive trading days preceding the date on which a determination of Market Price is required under the Plan; and

(ii)	the weighted average price per Share for all sales of the Shares on the Toronto Stock Exchange on the day preceding the day on which a determination of Market Price is required under the Plan.

2.7.
“Option” means any option granted pursuant to the Plan and evidenced by an agreement in such form and not inconsistent with the Plan as the President of the Corporation shall approve from time to time.

2.8.	“Optionee” means an Employee or Director who has been granted an Option.
2.9.
“Option Price” means the price per Share at which Optioned Shares may be subscribed for pursuant to an Option as determined pursuant to section 6 (Option Price) subject to adjustment in accordance with the provisions of section 14 (Changes in Capitalization or Number of Outstanding Shares).

2.10.	“Optioned Shares” means the Shares subject to an Option or Options, as the case may be.
2.11.
“Plan” means this Stock Option Plan as embodied herein and as from time to time amended in accordance with the provisions hereof, and the guidelines, rules and regulations from time to time in effect hereunder.

2.12.	“Shares” means Common Shares without par value in the capital of the Corporation, as constituted at the effective date hereof.
2.13.
“Subsidiary” means any corporation or company of which outstanding securities to which are attached more than 50% of the votes that may be cast to elect directors thereof are held (provided that such votes are sufficient to elect a majority of such directors), other than by way of security only, by or for the benefit of the Corporation and/or by or for the benefit of any other corporation or company in like relation to the Corporation, and includes any corporation or company in like relation to a Subsidiary.

2.14.
If at any time when the Market Price is required to be determined under the Plan the Shares are not then listed and posted for trading on The Toronto Stock Exchange, such determinations shall be made on the basis of trading on such stock exchange on which the Shares are then listed as may be selected by the Committee or if not then listed on any stock exchange, in the over-the-counter market as determined by the Committee (in any such case, if expressed in other than Canadian funds, then converted to Canadian funds at the noon rate of exchange reported by the Bank of Canada for the most recently preceding day for which the rate of exchange between Canadian currency and the currency in which such price is expressed is available).

2.15.	The masculine gender shall include the feminine gender and the singular shall include the plural and vice versa.
2.16.	A reference to a section includes all subsections in that section.

3.	SHARES SUBJECT TO THE PLAN
3.1.
Subject to adjustment in accordance with the provisions of section 14 (Changes in Capitalization or Number of Outstanding Shares), the maximum number of Shares which may be reserved for issuance pursuant to Options shall be 12,000,000.

4.	GRANT OF OPTIONS AND ADMINISTRATION OF THE PLAN
4.1.	Persons eligible to receive Options under the Plan shall be limited to Employees and Directors.
4.2.
This Plan will be administered by the Committee or, if the Board so determines, by another committee of the Board duly appointed for this purpose by the Board and consisting of not less than three directors, a majority of whom shall not be Employees.

4.3.	Subject only to the express provisions of the Plan, the Committee shall have, and hereby is specifically granted, the sole authority:
4.3.1.	to grant Options to Employees and Directors and to determine the Option Price and other terms of, and the limitations, restrictions and conditions upon, such grants;

4.3.2.
to authorize any officer or officers to execute and deliver any Option agreement, notice or document and to do any other act as contemplated by the terms of the Plan for and on behalf of the Corporation;

4.3.3.	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it may from time to time deem advisable; and

4.3.4.	to make all other determinations and perform all such other actions as the Committee deems necessary or advisable to implement and administer the Plan.
4.4.
The determinations of the Committee under the Plan (including, without limitation, determinations of the Employees and Directors who are to receive Options, the number of Optioned Shares and timing of Options), need not be uniform and may be made by it selectively among Employees and Directors who receive, or are eligible to receive, Options under the Plan, whether or not such Employees and Directors are similarly situated as to office, length of service, salary or any other factor. The Committee may, in its discretion, authorize the granting of additional Options to an Optionee before an existing Option has terminated.

4.5.
All guidelines, rules, regulations, decisions and interpretations of the Committee respecting the Plan or Options shall be binding and conclusive on the Corporation and on all Optionees and their respective legal personal representatives, heirs and legatees and on all Employees and Directors.

4.6.
Notwithstanding any other provisions of the Plan and except as otherwise may be permitted under the applicable rules of The Toronto Stock Exchange at any time while the Shares are listed on The Toronto Stock Exchange:

4.6.1.	No Option shall be granted if the aggregate number of Shares reserved for issuance pursuant to Options and any other security based compensation arrangement of the Corporation:
4.6.1.1.	to any one person would exceed 5%, or

4.6.1.2.	to insiders would exceed 10%, of the total issued and outstanding Shares.
4.6.2.	No Shares shall be issued pursuant to the exercise of an Option to the extent that:
4.6.2.1.	the aggregate number of Shares issued to insiders within a one-year period pursuant to Options and any other security based compensation arrangement would exceed 10%, or
4.6.2.2.	the aggregate number of Shares issued to any one insider and that insider’s associates within a one-year period pursuant to Options and any other security based compensation arrangement would exceed 5% of the Shares outstanding on a non-diluted basis immediately prior to the proposed Share issuance excluding Shares issued pursuant to Options and any other security based compensation arrangement over the preceding one-year period.

4.6.3.
For the purposes of subsections 4.6.1.2 and 4.6.2, an entitlement granted prior to the grantee becoming an insider shall be excluded in determining the numbers of Shares reserved for issuance to or issued to insiders.

4.6.4.
For the purposes of this subsection 4.6, the expressions “insider”, “reserved for issuance”, “security based compensation arrangement” and “stock option” shall have the meanings ascribed to them under the rules of The Toronto Stock Exchange.

5.	TERM OF OPTIONS
5.1.
Each Option shall be for the term determined by the Committee, but in no case shall an Option be granted by the Committee for a term of longer than ten years from the date of the granting of the Option, provided that in the circumstance where the end of the term of an Option falls within, or within two business days after the end of, a “black out” or similar period imposed under any insider trading policy or similar policy of the Corporation (but not, for greater certainty, a restrictive period resulting from the Corporation or its insiders being the subject of a cease trade order of a securities regulatory authority). In such circumstances, the end of the term of such Option shall be the tenth business day after the earlier of the end of such black out period or, provided the black out period has ended, the expiry date.

6.	OPTION PRICE
6.1.
The Option Price for any Option shall be determined by the Committee, but shall not be less than the Market Price on the date on which the Option is granted and may be subject to escalation as determined by the Committee on or prior to the date of grant and specified in the Option agreement.

7.	EXERCISE OF OPTIONS
7.1.
Subject to the provisions of subsection 7.5 and of sections 10 (No Fractional Shares), 11 (Death or Retirement of Optionee), 12 (Termination of Employment of Optionee) and 14 (Changes in Capitalization or Number of Outstanding Shares), each Option shall be exercisable as follows:

7.1.1.
within each year after the date of grant of the Option, the Optionee may exercise his rights as to such percentage of the Optioned Shares or any part thereof as may be determined by the Committee and specified in the Option agreement;

7.1.2.
the Optionee may also exercise his rights to all or any part of that number of Shares which he could have but did not purchase upon exercise of his Option in the preceding year or years of the term of his Option.

7.2.
An Option may be exercised by the Optionee or his personal representatives, heirs or legatees at the applicable times and in the applicable amounts by giving to the Corporation at its principal executive office written notice of exercise specifying the number of Shares to be subscribed for. Such notice must be accompanied by full payment for the Shares to be subscribed for. Upon any such exercise of an Option, the Corporation shall forthwith cause the transfer agent and the registrar of the Corporation for the time being to deliver to the Optionee or his personal representatives, heirs or legatees (or as the Optionee or his personal representatives, heirs or legatees may otherwise direct in the written notice of exercise) a certificate or certificates in the name of the Optionee or his personal representatives, heirs or legatees (or as otherwise directed in the written notice of exercise) representing in the aggregate such number of Shares as the Optionee or his personal representatives, heirs or legatees shall have then paid for.

7.3.	All Shares subscribed for under an Option shall be paid for in full in cash at the time of subscription.
7.4.
Except as contemplated by sections 9 (Non-Transferability of Options), 11 (Death or Retirement of Optionee) and 12 (Termination of Employment of Optionee), no Option may be exercised in whole or in part at any time unless at the time of such exercise the Optionee is an Employee or a Director.

7.5.
Notwithstanding any other provision of the Plan or of any Option, the Committee may at any time, by notice in writing to all Optionees under the Plan in connection with (i) any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation, (ii) any proposed consolidation, amalgamation or other form of corporate reorganization of the Corporation, or (iii) any proposed offer by any person to acquire or redeem all the outstanding voting or equity securities of any class of the Corporation (in each case, a “Proposed Transaction”), require each Optionee to elect either to, within such period as the Committee shall prescribe,

7.5.1.
subscribe and pay for a part or the whole of the Optioned Shares then remaining unsubscribed for under his Option (whether or not such Option would otherwise then be exercisable), and accept termination of his Option in the event of his failing within such period to either subscribe and pay for all such remaining Optioned Shares or elect to accept payment under subsection 7.5.2 or subsection 7.5.3, as the case may be;

7.5.2.
subject to subsection 7.6, accept payment in cash in respect of a part or the whole of the Optioned Shares then remaining unsubscribed for under his Option (whether or not such Option would otherwise then be exercisable) of an amount equal to the result obtained by multiplying the excess, if any, of the higher of (i) the Market Price of the Shares on the date notice is given under this subsection 7.5 or (ii) the Market Price of the Shares on the date of completion of the Proposed Transaction, over the Option Price, by the number of Optioned Shares then remaining unsubscribed for under such Option (whether or not such Option would otherwise then be exercisable); or

7.5.3.
subject to subsection 7.6, if the Option Price for a part or the whole of the Optioned Shares exceeds the Market Price of the Shares on both the date notice is given under this subsection 7.5 and on the date of completion of the Proposed Transaction, accept payment of a total of $1 in respect of all rights to such Optioned Shares, provided that if a Proposed Transaction in respect of which a notice has been given under this subsection 7.5 has not been completed (in the case of an offer, completed by taking up and paying for the securities tendered) within six months after the date of such notice, any rights in respect of Optioned Shares under such Options which have not been exercised as contemplated in subsection 7.5.1 and in respect of which payment has not been made as contemplated in subsections 7.5.2 or 7.5.3 shall continue in effect, exercisable in accordance with the terms thereof as at the time immediately preceding the giving of such notice.
For the purposes of this subsection 7.5, the term “date of completion” means the date on which the sale, conveyance, corporate reorganization, acquisition or redemption contemplated by the subsection takes effect with respect to the Shares. In the event that the Market Price of the Shares is not for any reason available at the date of completion, the Committee shall, in good faith and in such manner as it considers appropriate, determine the current market value of the Shares at that date, which shall be deemed to be the Market Price of the Shares for the purpose of part (ii) of subsection 7.5.2 and for subsection 7.5.3. If a Proposed Transaction is completed, the Market Price for purposes of part (ii) of subsection 7.5.2 and for subsection 7.5.3 shall be the same as the value of the consideration paid for Shares under the Proposed Transaction.

7.6.
The Committee may require that an Optionee who has elected to accept payment in cash in accordance with subsection 7.5.2 or subsection 7.5.3 in consideration for the cancellation of the Optionee’s rights in respect of the Optioned Shares remaining unsubscribed for under his Option (whether or not such Option would otherwise then be exercisable) accept such payment on a date prior to the date of completion of the Proposed Transaction and based on the Market Price on the date notice is given under subsection 7.5, provided that the Corporation shall forthwith after completion of the Proposed Transaction pay to each such Optionee an amount equal to the result obtained by multiplying the excess, if any, between (i) the Market Price of the Shares at the date of completion of the Proposed Transaction; and (ii) the Market Price of the Shares on the date notice is given under subsection 7.5 by the number of Optioned Shares in respect of which that Optionee previously received payment under subsection 7.5.2 or 7.5.3.

7.7.
The provisions of subsection 7.5 requiring Optionees to make an election to exercise their Options or to accept payment in satisfaction of their Options, shall only be invoked with respect to Optionees generally and not with respect to one Optionee and not other Optionees.

8.	RELATED RIGHTS AND OTHER BENEFIT PLANS
8.1.
No Optionee shall have any of the rights of a shareholder of the Corporation with respect to any Optioned Shares until such Optioned Shares have been issued to him upon exercise of the Option and full payment therefor has been made by him to the Corporation.

8.2.
Participation in the Plan shall not affect an Optionee’s eligibility to participate in any other benefit or incentive plan of the Corporation, its Subsidiaries or any combination or partnership thereof.

8.3.
Any Option granted pursuant to this Plan shall not obligate the Corporation to make any benefit available to an Optionee under any other plan of the Corporation unless otherwise specifically provided therein.

8.4.
Nothing contained in this Plan will prevent the Corporation, any Subsidiary or any combination or partnership thereof from adopting other or additional compensation arrangements for the benefit of any Employee or Director, subject to any required shareholder or regulatory approval.

9.	NON-TRANSFERABILITY OF OPTIONS
9.1.
No Option shall be assignable or transferable by the Optionee and any purported assignment or transfer of an Option shall be void and shall render the Option void; provided that in the event of the termination of employment of the Optionee by reason of death, an Optionee’s legal personal representative or representatives may exercise the Option in accordance with section 11 (Death or Retirement of Optionee).

10.	NO FRACTIONAL SHARES
Under no circumstances shall the Corporation be obliged to issue any fractional Shares upon the exercise of an Option. To the extent that an Optionee would otherwise have been entitled to receive on the exercise or partial exercise of an Option a fraction of a Share in any year, that fraction of a Share shall be added to and become available to the Optionee upon exercise of the Option in the next succeeding year following the anniversary of the date of grant of the Option. To the extent that an Optionee would otherwise have been entitled to receive on an exercise or partial exercise of an Option a fraction of a Share or any other kind of share or obligation as a result of a change in capitalization or number of outstanding Shares as described in section 14 (Change in Capitalization or Number of Outstanding Shares), the Corporation shall pay to the Optionee the current market value of such fraction computed in a manner which the Committee considers appropriate.
11.	DEATH OR RETIREMENT OF OPTIONEE
11.1.
In the event of the termination of employment of an Optionee by reason of death at any time during the term of an Option, the Option may be exercised by the Optionee’s legal personal representative or representatives only to the extent and subject to the limitations, restrictions and conditions determined by the Committee on or prior to the date of grant and specified in the Option agreement.

11.2.
In the event of the termination of employment of an Optionee at any time during the term of an Option by reason of retirement, the Option may be exercised by the Optionee (or by the Optionee’s legal personal representative or representatives if the Optionee dies before the last date for exercise of the Option) only to the extent and subject to the limitations, restrictions and conditions determined by the Committee on or prior to the date of grant and specified in the Option agreement, but in no event shall the Option be exercisable beyond the expiration date set forth in the Option agreement.

12.	TERMINATION OF EMPLOYMENT OF OPTIONEE
12.1.
In the event of the termination of employment of an Optionee for any reason other than as specified in section 11 (Death or Retirement of Optionee), the Option may be exercised by the Optionee only to the extent and subject to the limitations, restrictions and conditions determined by the Committee on or prior to the date of grant and specified in the Option agreement, but, except as otherwise provided in section 5 (Term of Options) in no event shall the Option be exercisable later than the expiration date set forth in the Option agreement.

12.2.
Nothing contained in the Plan or any Option shall confer on any Optionee any right to, or guarantee of, continued employment by the Corporation or any Subsidiary or any combination or partnership thereof, or in any way limit the right of the Corporation or a Subsidiary or any combination or partnership thereof to terminate the employment of the Optionee at any time.

13.	SHARES RELEASED FROM OPTIONS
13.1.
Any Shares released from an Option by the provisions of sections 11 (Death or Retirement of Optionee) or 12 (Termination of Employment of Optionee) or by expiration may be made the subject of a further Option or Options.

14.	CHANGE IN CAPITALIZATION OR NUMBER OF OUTSTANDING SHARES
14.1.	If, and whenever, the Shares are from time to time consolidated into a lesser number of Shares or subdivided into a greater number of Shares:
14.1.1.
the number of Shares which remain available under section 3 (Shares Subject to the Plan), including Shares referred to in section 13 (Shares Released from Options) shall be decreased or increased proportionately; and

14.1.2.
if such consolidation or subdivision occurs prior to the issuance by the Corporation of all the Optioned Shares under an Option, the number of Optioned Shares remaining unissued under the Option shall be decreased or increased proportionately, as the case may be, and the subscription price to be paid by the Optionee for each such Share shall be adjusted accordingly.

14.2.
Subject to subsection 7.5, if the Corporation enters into, and is continued or survives as a result of, any amalgamation or merger with one or more other companies or corporations whether by way of arrangement, by the sale of its assets and undertaking or otherwise, then and in each such case each Option shall extend to and cover the number, class and kind of shares or other obligations to which the Optionee would have been entitled had the Option been fully exercised immediately prior to the date such amalgamation or merger becomes effective (whether or not such Option would otherwise then have been fully exercisable) and the then prevailing subscription price of the shares or other obligations so covered shall be correspondingly adjusted if and to the extent that the Committee considers it to be equitable and appropriate.

14.3.
Except as expressly provided in this section 14, the grant of any Option shall not in any way limit or affect the rights or powers of the Corporation or its directors or shareholders to make any changes or deal in any manner with the authorized, issued or unissued shares or any other securities of the Corporation and no such change or dealing shall give any right or entitlement to the holder of any Option in respect or as a result thereof.

14.4.
Any Option may be made subject to such anti-dilution provisions as may be determined by the Committee on or prior to the date of grant and specified in the Option agreement, with the intent that the holder of the Option not be detrimentally affected or unduly benefited by other dilutive or anti-dilutive transactions that may be undertaken during the term of the Option.

15.	AMENDMENT AND TERMINATION OF THE PLAN
15.1.
Subject to applicable legislation, any required regulatory or shareholder approval and the rules of any stock exchange on which shares in the capital of the Corporation are listed, the Committee may at any time terminate the Plan as it shall deem advisable provided that, except as otherwise specifically provided by section 14 (Change in Capitalization or Number of Outstanding Shares) and subsection 7.5, no such termination shall adversely affect the rights of any Optionee under any Option previously granted except with the consent of such Optionee.

15.2.
If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Committee and in force on the date of termination will continue in effect as long as any Option or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board of Directors shall remain able to make such amendments to the Plan or the Options as they would have been entitled to make if the Plan were still in effect.

15.3.	The Board of Directors may, without notice, at any time and from time to time, amend the Plan or any provisions thereof in such manner as the Board, in its sole discretion, determines appropriate
15.3.1.	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan,
15.3.2.	to correct any ambiguity, defective provision, error or omission in the provisions of the Plan,
15.3.3.	to change the vesting provisions of Options or the Plan,
15.3.4.	to change the termination provisions of Options or the Plan which does not entail an extension beyond the original expiry date of the Options,
15.3.5.
to add a cashless exercise feature to the Plan, providing for the payment in cash or securities on exercise of Options and which provides for a full deduction of the number of underlying Shares from the Plan reserve in such case, and

15.3.6.	to add or change provisions relating to any form of financial assistance provided by the Company to Optionees that would facilitate the purchase of securities under the Plan;
provided, however, that:
15.3.7.	no such amendment of the Plan may be made without the consent of each affected Optionees if such amendment would adversely affect the rights of such affected Optionees under the Plan; and
15.3.8.	shareholder approval shall be obtained in accordance with the requirements of the Toronto Stock Exchange for any amendment that results in
15.3.8.1.	an increase in the number of Shares issuable under Options granted pursuant to the Plan;
15.3.8.2.	a reduction in the exercise price of an Option;
15.3.8.3.	the cancellation and reissue of any Option;

15.3.8.4.	an extension of the term of an Option granted under the Plan benefiting an insider (within the meaning of the rules of the Toronto Stock Exchange) of the Corporation; or
15.3.8.5.	Options becoming transferable or assignable other than for estate settlement purposes as described in section 9.1.
16.	GENERAL REQUIREMENTS
16.1.
Each grant of an Option under the Plan shall be subject to the requirement that if at any time the Committee shall determine that any agreement, undertaking or other action or cooperation on the part of an Optionee, including in respect to a disposition of the Shares, is necessary or desirable as a condition of, or in connection with (i) the listing, registration or qualification of the Shares subject to the Plan upon any stock exchange or under the laws of any applicable jurisdiction, or (ii) obtaining a consent or approval of any governmental or other regulatory body, the exercise of such Option and the issue of Shares thereunder may be deferred in whole or in part by the Committee until such time as the agreement, undertaking or other action or cooperation shall have been obtained in a form and on terms acceptable to the Committee.

17.	RIGHT TO OPTIONS
17.1.
Nothing contained herein or in any resolution previously or hereafter adopted by the Board of Directors or by the Committee shall vest the right in any person whomsoever to receive any Option. No person shall acquire any of the rights of any Optionee unless and until a written Option agreement, in form satisfactory to the President of the Corporation, shall have been duly executed on behalf of the Corporation and delivered to the Optionee and executed and delivered by the Optionee to the Corporation. Any agreement purporting to be an Option shall, to the extent it may be contrary to the express provisions of the Plan, be unenforceable by the Optionee against the Corporation.

18.	WITHHOLDING
18.1.
Whenever the Corporation proposes or is required to issue or transfer Shares pursuant to an Option, the Corporation shall have the right to withhold from salary payments or to require the recipient of such Shares to remit to the Corporation an amount sufficient to satisfy any federal, provincial, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, provincial, state and/or local withholding tax requirements.

19.	DURATION OF THE PLAN
19.1.
Subject to the provisions of section 15 (Amendment and Termination of the Plan) the Plan shall remain in effect until all grants of Options under the Plan have been terminated pursuant to the provisions of the Plan or satisfied by the issuance of Shares or the payment of cash.

20.	INTERPRETATION
Any question or interpretation of the Plan or any Option shall be determined by the Committee and such determination shall be final and binding upon all persons.
IN WITNESS WHEREOF the Corporation has caused this Plan to be executed by authority of its Board of Directors as of this 28th day of March, 2007.
CATALYST PAPER CORPORATION

By:

Its: